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                                                                     EXHIBIT 5.1

                                 June 19, 1996


Schuller Corporation
717 17th Street
Denver, CO  80202

Dear Sirs:

     I have acted as counsel for Schuller Corporation, a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") for the purpose of registering 1,000,000 shares of Common Stock, $.01 par value, of the Company which may be issued under the 1996 Stock Award Plan (the "Plan"). I have examined the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the Plan, resolutions of the Company's Board of Directors and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

     Based upon the foregoing, I am of the opinion that the 1,000,000 shares of Common Stock of the Company described above have been duly authorized for issuance by the Company and when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable; provided that the consideration for each share of Common Stock is not less than the par value thereof.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       /s/ D. Dion Persson

                                       D. Dion Persson
                                       Associate General Counsel - Corporate